As filed with the Securities and Exchange Commission on June 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BCB BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	26-0065262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

104-110 Avenue C

Bayonne, New Jersey 07002

(Address and zip code of Principal Executive Offices)

BCB Bancorp, Inc. Inducement Award for Restricted Stock

(Full title of the plan)

Ryan Blake

Executive Vice President and Chief Operating Officer

BCB Bancorp, Inc.

591-595 Avenue C

Bayonne, New Jersey 07002

(Name and Address of agent for service)

(201) 823-0700

(Telephone number, including area code, of agent for service)

Copies to:

Edward Hogan, Esq.

Stevens & Lee, P.C.

1500 Market Street,

18th Floor

Philadelphia, Pennsylvania 19102

(609) 243-6434

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, “we,” “us,” “our” and “the Company” refer to BCB Bancorp, Inc.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement and made a part hereof; provided, however, that we are not incorporating any information that is deemed “furnished” in accordance with the SEC’s rules, including, but not limited to, information under Items 2.02 or Item 7.01 of any Current Report on Form 8-K including related exhibits:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 9, 2026;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 1, 2026;

(c)	our Current Reports on Form 8-K filed on January 7, 2026, January 16, 2026, January 30, 2026; February 24, 2026; April 22, 2026; April 28, 2026, May 21, 2026, June 1, 2026 and June 3, 2026; and

(d)	the description of our common stock contained in Exhibit 4.3 of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020.

All other documents filed by us after the date of this Registration Statement under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s certificate of incorporation, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any current or former director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, so long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests (and if a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). The statute also provides for indemnification of directors and officers by court order.

Article VI of our certificate of incorporation provides that a director or officer of the Company shall not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Company shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to our Certificate of Incorporation, or change in law which authorizes the foregoing shall not adversely affect any then existing right or protection of a director or officer of the Company.

Article VII of our certificate of incorporation sets forth circumstances under which our directors, officers, employees and agents may be insured or indemnified against liability which they incur in their capacities as such. It provides that we shall indemnify our officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at our request as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. We shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not we would have the power to indemnify them against such liability under the provisions of this article.

We shall, from time to time, reimburse or advance to any person referred to in Article VII of our certificate of incorporation the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director’s or officer’s acts or omissions (i) constitute a breach of the director’s or officer’s duty of loyalty to us or our shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibits:

Number	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K, filed with the SEC on March 7, 2025).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on February 25, 2025).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4 to the Form 8-K-12g3 filed with the Securities and Exchange Commission on May 1, 2003)

4.4	Description of Common Stock (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2020)

5.1	Opinion and consent of Stevens & Lee, P.C.

10.1	BCB Bancorp, Inc. Restricted Stock Inducement Award Agreement from the Company to Thomas M. O’Brien dated June 5, 2026.

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

24.1	Powers of Attorney of Directors and Officers (included on signature page).

107.1	Filing Fee Table

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bayonne, State of New Jersey, on June 5, 2026.

BCB BANCORP, INC.

By:	/s/ Ryan Blake
Ryan Blake
Executive Vice President, Chief Operating Officer and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ryan Blake, Jawad Chaudhry and Edward Hogan, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated.

Name	Capacities	Date

/s/ Thomas M. O’Brien Thomas M. O’Brien	President, Chief Executive Officer and Director (Principal Executive Officer)	June 5, 2026

/s/ Jawad Chaudhry Jawad Chaudhry	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 5, 2026

/s/ Karen Duran Karen Duran	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 5, 2026

Mark D. Hogan	Chairman of the Board

/s/ Ryan Blake Ryan Blake	Chief Operating Officer, Corporate Secretary and Director	June 5, 2026

/s/ Tara L. French Tara L. French	Vice Chair of the Board	June 5, 2026

/s/ Judith Q. Bielan Judith Q. Bielan	Director	June 5, 2026

/s/ Gerald Werdann Gerald Werdann	Director	June 5, 2026

/s/ Joseph Lyga Joseph Lyga	Director	June 5, 2026

James Rizzo	Director

/s/ Michael J. Widmer Michael J. Widmer	Director	June 5, 2026

/s/ Vincent DiDomenico Vincent DiDomenico, Jr.	Director	June 5, 2026

John Pulomena	Director